EXHIBIT 21.1

                 SUBSIDIARIES OF BT FINANCIAL CORPORATION


                              PERCENTAGE               STATE
     NAME                     OWNERSHIP           OF INCORPORATION
     ----                     ----------          ----------------

Laurel Bank                       100%               Pennsylvania

Bedford Associates, Inc.          100%               Pennsylvania

Laurel Trust Company              100%               Pennsylvania

Laurel Community
 Development Corporation          100%               Pennsylvania

Bedford Associates of
 Delaware, Inc.                   100%               Delaware

Flex Financial Consumer           100%               Pennsylvania
 Discount Company

Laurel Investment Advisors, Inc.  100%               Pennsylvania